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                                                                      EXHIBIT 99


                            [GENESCO INC. LETTERHEAD]




                               GENESCO INC. AMENDS
                             SHAREHOLDER RIGHTS PLAN

NASHVILLE, Tennessee, August 30, 2000 -- Genesco Inc. (NYSE: GCO) announced today that it had amended and restated its shareholder rights plan. The amendments include an extension of the term of the plan, which would have expired in September, 2000, to August 30, 2010.

        Additionally, the amended and restated plan increases the level of ownership of the Company's common stock that would trigger the protections afforded by the plan from 10% to 15% of outstanding stock, except in certain instances where the Company's board of directors determines that a 10% ownership trigger would be in the best interests of the Company. The amended and restated plan also raises the price at which rights may be exercised after a triggering event to $90 for a unit of preferred stock with economic and voting rights essentially equivalent to one share of common stock. The amended and restated plan also makes some more technical changes to the existing plan.

        Genesco, based in Nashville, sells footwear and accessories in more than 765 retail stores in the U.S., principally under the names Journeys, Johnston & Murphy and Jarman, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Nautica brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.